Exhibit 99.1

News Release

Wabtec Reports Record Quarterly Sales and Earnings; 1Q EPS of 85 Cents, Up 35 Percent; Increases Full-Year EPS Guidance To $3.20-$3.30

WILMERDING, PA, April 26, 2011 – Wabtec Corporation (NYSE: WAB) today reported record results for the 2011 first quarter, including the following:

•	First quarter sales were a record $455 million, 25 percent higher than the year-ago quarter, primarily due to strong growth in the Freight Group.

•	Income from operations was a record $66 million, or 14.6 percent of sales, compared to 14.1 percent in the year-ago quarter.

•	Earnings per diluted share were a record 85 cents, 35 percent higher than the year-ago quarter.

•	At March 31, 2011, the company had cash of $201 million and debt of $400 million.

•	Backlog at the end of the first quarter was a record $1.5 billion, 39 percent higher than at year-end 2010.

Based on its first quarter results and outlook for the rest of the year, Wabtec increased its 2011 guidance for earnings per diluted share to between $3.20-$3.30, with revenues expected to be up about 15 percent for the year.

Albert J. Neupaver, Wabtec’s president and chief executive officer, said: “The company’s performance in the quarter was strong, and we’re optimistic about the rest of the year. Freight rail traffic volumes continue to increase, which is driving growth in all segments of that market. Our transit business has remained stable, as we expected. We will continue to make investments in strategic growth opportunities and to manage our operations through ongoing application of the Wabtec Performance System.”

Wabtec Corporation (www.wabtec.com) is a global provider of value-added, technology-based products and services for rail and other industrial markets.

This release contains forward-looking statements, such as statements regarding the company’s expectations about future earnings. Actual results could differ materially from the results suggested in any forward-looking statement. Factors that could cause or contribute to these material differences include, but are not limited to, an economic slowdown in the markets we serve; a decrease in freight or passenger rail traffic; an increase in manufacturing costs; and other factors contained in the company’s filings with the Securities and Exchange Commission. The company assumes no obligation to update these statements or advise of changes in the assumptions on which they are based.

The company will conduct a conference call with analysts and investors at 10 a.m., eastern time, today. To listen to the call via webcast, please go to www.wabtec.com and click on the “Webcasts” tab in the “Investor Relations” section.

Tim Wesley	Phone: 412.825.1543	Wabtec Corporation
	E-mail: twesley@wabtec.com	1001 Air Brake Avenue
	Website: www.wabtec.com	Wilmerding, PA 15148

WABTEC CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2011 AND 2010

(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

(UNAUDITED)

	First Quarter 2011	First Quarter 2010

Net sales	$455,259	$363,927
Cost of sales	(322,064)	(255,538)

Gross profit	133,195	108,389
Gross profit as a % of Net Sales	29.3%	29.8%

Selling, general and administrative expenses	(54,816)	(44,631)
Engineering expenses	(8,888)	(10,695)
Amortization expense	(3,114)	(1,887)

Total operating expenses	(66,818)	(57,213)
Operating expenses as a % of Net Sales	14.7%	15.7%

Income from operations	66,377	51,176
Income from operations as a % of Net Sales	14.6%	14.1%

Interest (expense) income, net	(3,684)	(3,912)
Other income (expense), net	460	(721)

Income from operations before income taxes	63,153	46,543

Income tax expense	(22,201)	(16,179)

Effective tax rate	35.2%	34.8%
Income from continuing operations	40,952	30,364

Discontinued operations
Income (loss) from discontinued operations (net of tax)	#REF!	#REF!

Net income attributable to Wabtec shareholders	$40,952	$30,364

Earnings Per Common Share
Basic
Income from continuing operations	#REF!	#REF!
Income from discontinued operations	#REF!	#REF!
Net income attributable to Wabtec shareholders	$0.85	$0.64

Diluted
Income from continuing operations	$0.63	$0.57
Income from discontinued operations	—	—
Net income attributable to Wabtec shareholders	$0.85	$0.63

Weighted average shares outstanding
Basic	47,738	47,461

Diluted	48,251	47,895

Sales by Segment
Freight Group	$264,856	$165,144
Transit Group	190,403	198,783

Total	$455,259	$363,927